EXHIBIT 10.1

EMPLOYMENT AGREEMENT

        THIS AGREEMENT, by and between Kevin G. Kerns (the "Employee") and Teledata Solutions, Inc., an Illinois corporation (the "Company"), is made as of March 19, 1996.

        In consideration of the mutual covenants herein contained, and in consideration of the employment of Employee by the Company, the parties agree as follows:

        1.    Duties and Scope of Employment.

        (a)   Position. The Company agrees to employ the Employee under the terms of this Agreement in the position of President and Chief Operating Officer. As President and Chief Operating Officer, Employee shall report to the Chief Executive Officer and the Board of Directors of the Company. The primary duties and responsibilities of President and Chief Operating Officer are defined in Exhibit A. Exhibit A is intended to demonstrate Employee's primary duties and responsibilities as envisioned by the Board of Directors as of the date hereof and is not intended to comprise a definitive or unmodifiable list. Accordingly, Employee's responsibilities may be modified, reduced or expanded at any time to accommodate Company's needs, consistent with Employee's position as President and Chief Operating Officer of the Company.

        (b)   Obligations. During the term of this Agreement, the Employee shall devote his full business efforts and time to the Company during normal working hours.

        (c)   Director. As long as the Employee serves as President, Employee shall be nominated to serve on the Company's Board of Directors. Employee agrees to submit his resignation from the Board immediately if Employee ceases to be President and Chief Operating Officer.

        (d)   Approval Required for Change in President and Chief Operating Officer. Until the fourth anniversary of the date of this Agreement, removal of the position and/or title of "President and Chief Operating Officer" from Employee shall require the approval of a majority of the Board of Directors, including the affirmative vote of the two directors elected solely by the holders of Series A Convertible Preferred Stock. The existence of this provision shall in no way eliminate any of the Company's other obligations to Employee hereunder, including without limitation severance payment obligations.

        2.    Compensation.

        (a)   Base Salary and Bonus. Beginning on the effective date of this Agreement, the Employee shall be paid a base salary (the "Base Compensation") of $90,000, per year, payable in accordance with the Company's standard payroll policies. The Board of Directors shall review Employee's performance and the Company's financial and operating results on at least an annual basis and shall adjust Employee's base salary as it deems appropriate based on such review.

        (b)   Bonus. Employee shall also be eligible for a bonus of up to $35,000 for fiscal year 1996 based on the criteria set forth in Exhibit B. The bonus will be due and payable on the 15th day of February, 1997. The Board of Directors shall set bonus levels and targets for years after fiscal year 1996 as it deems appropriate. In the event Employee's employment with the Company terminates for any reason other than pursuant to Section 7(c) hereof (voluntary termination by the Employee) or 7(b)(ii) hereof (Termination for Cause), Employee shall be entitled to receive a pro rated bonus for such year, determined by dividing the aggregate bonus that he would have earned for the entire year (assuming he had remained employed for the entire year and the original revenue/milestone targets established for such year continued to apply) by the number of days (including weekends) during which he was employed by the Company during such year by 365. Such bonus shall be paid on February 15 of the following year. If Employee's employment with the Company terminates pursuant to Section 7(c) hereof or Section 7(b)(ii) hereof, Employee shall be deemed to have forfeited his entire bonus for such year and no such bonus shall be due or payable by the Company.

        (c)   Stock. Employee shall receive an incentive stock option, as described in the Stock Option Agreement attached hereto as Exhibit C (the "ISO Agreement").

        (d)   Vacation. Employee shall be entitled to three (3) weeks paid vacation during each year of employment. Such vacation shall be taken at a time mutually convenient for both the Company and the Employee. Unused vacation time may not be accrued from year to year during the term of this Agreement without the Company's prior written approval. In the event this Agreement is terminated by either the Company or the Employee, the Employee shall be paid for any unused, accrued vacation time.

        3.     Relocation Expenses. The Company shall reimburse Employee for the direct moving costs incurred in relocating himself and his family and their household possessions (including vehicles) to the Chicago area, including air fare for approximately 8 trips between Chicago and the Employee's current residence. In addition, the Company shall reimburse Employee for reasonable housing expenses incurred for three months from the date of this Agreement or Employee's securing of permanent housing arrangements in the Chicago area, whichever is earlier, as well as any other reasonable out-of-pocket expenses associated with Employee's relocation. The Company shall promptly make such reimbursement after receiving from Employee documentation of the expenses incurred. The Company's total relocation reimbursement shall not exceed $10,000.

        4.    Definitions. As used herein, the following definitions shall apply:

          (a)   "Termination for Cause" shall mean the termination of employment of Employee as a result of (i) act or acts of dishonesty undertaken by Employee and intended to result in substantial gain or personal enrichment of Employee at the expense' of the Company, (ii) persistent failure by Employee to perform the duties and obligations of Employee's employment which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the conviction of Employee of a felony; or (iv) Employee's continued breach of any material term of this Agreement or a breach of the Noncompetition, Nondisclosure and Developments Agreement of even date herewith between the Company and Employee.

          (b)   "Constructive Termination" shall mean (i) a material reduction in Employee's salary or benefits not agreed to by Employee (except in connection with a decrease to be applied because the Company's performance has decreased and which is also applied to other officers, and excluding the substitution of substantially equivalent compensation and benefits), or (ii) a material change in Employee's responsibilities (other than as contemplated by, and consistent with the spirit of, Section 1(a)) not agreed to by Employee.

          (c)   "Disability" shall mean that the Employee, at the time notice is given, has been unable to perform his duties under this Agreement for a period of not less than six (6) consecutive months or for a period of two hundred seventy (270) days in any three hundred sixty-five (365) day period as the result of his incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment under Section 7(b)(iii) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

          (d)   "Voluntary Termination of Employment" shall mean Employee voluntarily terminates his employment with the Company, unless such termination occurs within three (3) months following a Constructive Termination.

          (e)   "Change in Control" shall mean the occurrence of the following event: The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than as merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or all agreement for the sale or disposition of the Company of all or substantially all the Company's assets.

        5.    Employee Benefits.

        (a)   General. During the term of his employment under this Agreement, the Employee shall be entitled to the full benefits for which Employee is eligible under the employee benefit plans and including (without limitation) pension plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations and sabbatical, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee or the Board of Directors administering such plan or program.

        6.     Business Expense and Travel. During the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized accounting and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

        7.    Term of Employment.

        (a)   Basic Rule. The Company agrees to continue the Employee's employment, and the Employee agrees to remain in the employ of the Company, from the effective date of this Agreement until the date when the Employee's employment terminates pursuant to the provisions of this Agreement.

        (b)   Termination by the Company. The Company may terminate Employee's employment at any time, for any reason or for no reason.

            (i)  Termination Without Cause. If the Company terminates Employee's employment during the term of this Agreement for any reason whatsoever, other than Voluntary Termination of Employment, Termination for Cause, or termination as a result of Employee's Death or Disability, the provisions of Section 8(a) shall apply.

           (ii)  Termination for Cause. If the Company terminates Employee's employment for Cause during the term of this Agreement, the provisions of Section 8(b) shall apply.

          (iii)  Termination on Death or Disability. If the Company terminates Employee's employment as a result of Employee's Death or Disability, the provisions of Section 8(c) shall apply.

        (c)   Voluntary Termination by the Employee. The Employee may terminate his employment voluntarily by giving the Company sixty (60) days' advance notice in writing, at which time the provisions of Section 9(b) shall apply. However, if the Employee terminates his employment within three (3) months following a Constructive Termination or within six (6) months following a Change in Control, the provisions of Section 8(a) shall apply.

        (d)   Waiver of Notice. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement in this Section 7.

        8.    Payments Upon Termination of Employment.

        (a)   Payments Upon Termination Pursuant to Section 7(b)(i) and Constructive Termination. If, during the term of this Agreement, the Employee's employment is terminated by the Company pursuant to Section 7(b)(i) or voluntarily by Employee within three (3) months following a Constructive Termination or within six (6) months of a Change in Control, the Employee shall be entitled to receive the following:

            (i)  Severance Payment. The Company shall continue to pay to the Employee his Base Compensation for six (6) months following the date of Employee's actual termination of employment (the "Severance Payment"). Such Base Compensation amount shall be the Base Compensation determined as of the commencement date of this Agreement, and as is agreed to in future years by the Board of Directors.

           (ii)  Method of Payment. The Severance Payment shall be made in monthly installments.

          (iii)  Payment in Lieu of Contract Damages. The Severance Payment shall be in lieu of any further payments to the Employee and any further accrual of benefits with respect to periods subsequent to the date of the employment termination. Notwithstanding, the preceding sentence, neither the Severance Payment nor any other payments under this Section 8(a) shall reduce or offset any benefits the Employee may be entitled to under the specific terms of the benefit plans of the Company.

        (b)   Termination By Company for Cause or Voluntary Termination. If the Employee's employment is terminated pursuant to Section 7(b) (ii) or voluntarily (other than within three (3) months following a Constructive Termination) pursuant to Section 7(c), no compensation or payments will be paid or provided to the Employee for the periods following the date when such a termination of employment is effective. Notwithstanding the preceding sentence, the Employee's rights under the benefit plans and the ISO Agreement shall be determined under the provisions of those plans and agreement.

        (c)   Termination on Death or Disability. If the Employee's employment is terminated because of Employee's Death or Disability (as defined in Section 4(d) herein), then the Company shall continue to pay to the Employee or his estate, as the case may be, his Base Compensation for six (6) months following the date of Employee's actual termination of employment. Employee shall also receive any severance and disability payments that are provided in the Company's standard benefit plans, which amounts shall offset and reduce the Base Compensation otherwise payable under the preceding sentence.

        9.    Noncompetition, Nondisclosure and Developments. As a condition of employment, concurrently with the execution hereof, Employee agrees to execute the Noncompetition, Nondisclosure and Developments Agreement set forth in Exhibit D.

        10.    Successors.

        (a)   Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement by operation of law.

        (b)   Employee's Successors. This Agreement and all rights of the Employee hereunder shall be binding upon, inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, devises and legatees. Any purported or attempted assignment or transfer by the Employee of any of the Employee's duties, responsibilities or obligations hereunder shall be void.

        11.    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing in accordance herewith (provided that no such change shall be effective until actually received by the Company). In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

        12.    Termination of this Agreement. This Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, (ii) four (4) years from the date of this Agreement. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect (A) the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of this Agreement as contemplated herein, or (B) the rights and obligations of the parties contained in ancillary agreements hereto or set forth in the Exhibits. No payments under this Agreement shall be required for any termination of employment occurring after four (4) years from the date of this Agreement.

        13.    Miscellaneous Provisions.

        (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by the Chief Executive Officer. No waiver by either party of any breach of, or of compliance with any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (b)   Whole Agreement. No agreements, representations or understandings (whether oral or written and whether expressed or implied) that are not expressly set forth in this Agreement or the Exhibits hereto have been made or entered into by either party with respect to the subject matter hereof. This Agreement shall not supercede any vesting provisions contained in the ISO Agreement. This Agreement shall supersede and control in the event of any conflict between this Agreement and any other correspondence with the Company.

        (c)   Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. Any dispute or claim by one party against the other arising out of the interpretation, making, performance, breach or termination of this Agreement shall be governed by the laws of the State of Illinois and shall be finally settled by binding arbitration commenced and maintained in Cook County, Illinois under the Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said Rules. Judgment on the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. The arbitrator shall apply Illinois law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to the state arbitration law.

        (d)   Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        (e)   No Assignment of Benefits. To the extent permitted by law, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (e) shall be void.

        (f)    Employment At Will; Limitation of Remedies. The Company and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

        (g)   Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

        (h)   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS THEREOF, each of the parties has executed this Agreement, in the case of the Company by its President, as of the day and year first above written.

"COMPANY"
TELEDATA SOLUTIONS, INC.
/s/ PATRICK K. BRADY Patrick K. Brady President
"EMPLOYEE"
/s/ KEVIN G. KERNS Kevin G. Kerns

List of Exhibits

Exhibit A:    Duties & Responsibilities of President, COO
Exhibit B:    1996 Bonus Criteria
Exhibit C:    Stock Option Agreement
Exhibit D:    Noncompetition, Nondisclosure and Developments Agreement

AMENDMENT NO. 1

        This Amendment No. 1 to Employment Agreement (the "Amendment") is made and entered into as of the 1st day of December, 2000, by and between Apropos Technology, Inc. (the "Company") and Kevin G. Kerns ("Employee").

        WHEREAS, the Company and Employee entered into an Employment Agreement dated as of January 1, 2000 (the "Employment Agreement"); and

        WHEREAS, the Company and Employee desire to amend the Employment Agreement as more specifically set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the employment of Employee by the Company, the parties agree as follows:

  1.
  Compensation. Sections 2(a) and 2(b) of the Employment Agreement are amended and restated in their entirety as follows:

    "(a) Base Salary and Bonus. Beginning on the effective date of this Agreement, the Employee shall be paid a base salary (the "Base Compensation") of $210,000 per year, payable in accordance with the Company's standard payroll policies. The Board of Directors shall review Employee's performance and the Company's financial and operating results on at least an annual basis and shall adjust Employee's base salary as it deems appropriate based on such review.

    (b) Bonus. Employee shall also be eligible for a bonus of up to $125,000 for fiscal year 2000 and the first quarter of fiscal year 2001, based on the criteria set forth in Exhibit A. The bonus will be due and payable on the 15th day of May, 2001. The Board of Directors shall set bonus levels and targets for years after fiscal year 2000 as it deems appropriate. In the event Employee's employment with the Company terminates for any reason other than pursuant to Section 6(c) hereof (voluntary termination by the Employee) or 6(b)(ii) hereof (Termination for Cause), Employee shall be entitled to receive a pro rated bonus for such year, determined by dividing the aggregate bonus that he would have earned for the entire year (assuming he had remained employed for the entire year and the original revenue/milestone targets established for such year continued to apply) by the number of days (including weekends) during which he was employed by the Company during such year by 365. Such bonus shall be paid within thirty (30) days of the end of the relevant measurement period. If Employee's employment with the Company terminates pursuant to Section 6(c) hereof or Section 6(b)(ii) hereof, Employee shall be deemed to have forfeited his entire bonus for such year and no such bonus shall be due or payable by the Company."

  2.
  Miscellaneous.

  (a)
  The Employment Agreement shall remain in full force and effect except as expressly set forth herein.

  (b)
  This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law rules of such state.

  (c)
  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

  (d)
  Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Employment Agreement.

* * *

        IN WITNESS WHEREOF, the undersigned have executed this Amendment this 1st day of December, 2000.

COMPANY: APROPOS TECHNOLOGY, INC.
By:	/s/ KEITH L. CRANDELL
Its: Board Member
EMPLOYEE:
/s/ KEVIN G. KERNS Kevin G. Kerns

EXHIBIT A

        In the event that the Company's Share Price Increase (as defined below) for the four quarters ending March 31, 2001, is higher than the Share Price Increase for each member of the Peer Group (as defined below) for the same period, then Employee shall be entitled to a bonus of $125,000.

        In the event that the Company's Share Price Increase for the four quarters ending March 31, 2001, is the second highest in the Peer Group, then Employee shall be entitled to a bonus of $62,500.

        Notwithstanding anything herein to the contrary, Share Price Increases for any member of the Peer Group that has been the subject of a takeover or merger or, at March 31, 2001 is rumored to be the subject of a takeover or merger, shall not be considered.

        If the Company's Share Price Increase for the four quarters ending March 31, 2001, as calculated above, is not the highest or second highest in the Peer Group, Employee shall not be entitled to any bonus.

        "Share Price Increase" shall mean the amount equal to the difference between the respective Average Close Price (as defined below) for the month of April 2001 and the respective Average Close Price for the month of April 2000, divided by the Average Close Price for the month of April 2000.

        "Average Close Price" shall mean the amount equal to the sum of the respective closing prices for all trading days during the calendar month divided by the number of trading days in such calendar month.

        "Peer Group" shall mean Quintus Corporation, Aspect Communications Corporation, eShare Communications Inc., Interactive Intelligence Inc., Kana Communication, Inc. and eGain Communications Corp.

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

        This agreement (this "Amendment No. 2") amends certain provisions of the Employment Agreement dated as of January 1, 2000, as amended by Amendment No. 1 dated as of December 1, 2000 (the "Employment Agreement"), by and between Apropos Technology, Inc., an Illinois corporation (the "Company"), and Kevin G. Kerns (the "Employee").

        The words "six (6) months" in Section 7(a)(i) of the Employment Agreement are hereby replaced with the words "twelve (12) months".

        The Employment Agreement shall remain in full force and effect except as expressly amended hereby. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the Conflict of law rules of such State. This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

        Agreed, accepted to and made effective this 7th day of November, 2002, being the date this Amendment No. 2 was approved by the Compensation Committee of the Board of Directors of the Company.

APROPOS TECHNOLOGY, INC.
By:	/s/ GEORGE KOCH Member of the Compensation Committee of the Board of Directors of the Company
/s/ KEVIN G. KERNS Kevin G. Kerns

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

        This agreement (this "Amendment No. 3") amends certain provisions of the Employment Agreement dated as of January 1, 2000, as amended by Amendment No. 1 dated as of December 1, 2000 and Amendment No. 2 dated as of November 7, 2000 (the "Employment Agreement"), by and between Apropos Technology, Inc., an Illinois corporation (the "Company"), and Kevin G. Kerns (the "Employee").

        Each use of the term "four (4) years" in Section 10 of the Employment Agreement shall be hereby replaced with the term "five (5) years".

        The Employment Agreement shall remain in full force and effect except as expressly amended hereby. This Amendment No. 3 shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of law rules of such State. This Amendment No. 3 may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

        Agreed, accepted to and made effective this 10 day of November, 2003, being the date this Amendment No. 3 was approved by the Compensation Committee of the Board of Directors of the Company.

APROPOS TECHNOLOGY, INC.
By:	/s/ KEITH CRANDELL Member of the Compensation Committee of the Board of Directors of the Company
/s/ KEVIN G. KERNS Kevin G. Kerns